                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:     August 31,1991 /
                                              / Estimated average burden    /
                                              / hours per response ... 14.90/
                                              -------------------------------





                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                                  A.S.V., Inc.
                      ------------------------------------
                                (Name of Issuer)

                          Common Stock $.01 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                   001963107
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

* All share data have been adjusted to reflect the 3-for-2 stock split effective January 21, 1997



SEC 1745 (10-88)

-----------------------                                  ---------------------
  CUSIP NO.  001963107                                     PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Jerome T. Miner

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
                                N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                                U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                233,250*
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   233,250*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                233,250*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                4.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                     Date:  FEBRUARY 11,1997
                                                           ---------------------
                                                                Page 3 of 4


Item 1(a)      Name of Issuer:
               A.S.V., INC.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               840 Lily Lane Grand Rapids, MN 55744

Item 2(a)      Name of Person Filing:
               Jerome T. Miner

Item 2(b)      Address of Principal Business Office:
               840 Lily Lane Grand Rapids, MN 55744

Item 2(c)      Citizenship:
               U.S.A

Item 2(d)      Title of Class of Securities:
               Common Stock $.01 par value

Item 2(e)      CUSIP Number:
               001963107

Item 3.        N/A

Item 4.        Ownership.

               (a) Amount Beneficially Owned:
                   223,250*

                                                     Date:  February 11, 1997
                                                           ---------------------
                                                             Page 4 of 4 pages


               (b)  Percent of Class:
                    4.8%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote
                                233,250*

                    (ii)  shared power to vote or to direct the vote
                                --

                    (iii) sole power to dispose or to direct the disposition
                          of  233,250*

                    (iv)  shared power to dispose or to direct the disposition
                          of    --

Item 5.        Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company.      N/A

Item 8.        Identification and Classification of Members of the Group.
               N/A